EXHIBIT 23.4

April 27, 2005

Capitol Bancorp Limited
200 Washington Square, North
Lansing, Michigan 48933

      RE: Napa Community Bank

Ladies and Gentlemen:

      Howe Barnes Investments, Inc. hereby consents to your including a copy of the fairness opinion in the prospectus with regards to Napa Community Bank and to the reference to this firm in the prospectus as financial advisor to Capitol Bancorp Limited and under the caption “Opinion of Financial Adviser”.

Very truly yours,

Howe Barnes Investments, Inc.
/s/ Thomas J. Maier
Thomas J. Maier
First Vice President and Managing Director